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                                                                     EXHIBIT 4.6

          AMENDED AND RESTATED AGREEMENT AS TO EXPENSES AND LIABILITIES

                  Amended and Restated Agreement As To Expenses And Liabilities (this "Agreement"), dated as of October 29, 2003, between EASY GARDENER PRODUCTS, LTD., a Texas limited partnership (the "Company"), and EASY GARDENER PRODUCTS TRUST I, a Delaware statutory trust (the "Trust").

                  WHEREAS, on April 17, 1998, the Trust (then named "U.S. Home & Garden Trust I") issued its Common Securities (the "Common Securities") to and received Junior Subordinated Deferrable Interest Debentures (the "Debentures") from U.S. Home & Garden, Inc., a Delaware corporation ("USHG"), and issued and sold 9.40% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of April 17, 1998, as amended in the Second Amended and Restated Trust Agreement dated as of October 29, 2003 and as the same may be amended from time to time (the "Trust Agreement");

                  WHEREAS, pursuant to the Asset Purchase Agreement dated December 11, 2002, as amended May 23, 2003 and July 31, 2003, USHG transferred the Common Securities to the Company and the Company assumed all of USHG's obligations under the Debentures, Indenture relating to the Debentures, Trust Agreement and Guarantee Agreement described below;

                  WHEREAS, the Company will directly or indirectly own all of the Common Securities of the Trust and will issue the Debentures;

                  NOW, THEREFORE, in consideration of the promises, covenants and agreements contained herein, the Company and the Trust hereby agree as follows:

                  Section 1.1 Guarantee by the Company.

                  Subject to the terms and conditions hereof, the Company hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust including, without limitation, any expenses the Property Trustee may incur relating to the enforcement of the rights of the holders of the Trust Preferred Securities or the Debentures pursuant to the Trust Agreement and the Indenture relating to the Debentures, respectively), other than obligations of the Trust to pay to holders of any Trust Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Trust Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

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                  Section 1.2 Term of Agreement.

                  This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Trust Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities or any Beneficiary must restore payment of any sums paid under the Trust Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by the Company and Wilmington Trust Company, a Delaware banking corporation, as guarantee trustee, or under this Agreement, for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute and the Company fully, knowingly and unconditionally waives any right to revoke the guarantee contained in this Agreement under applicable Texas law or otherwise.

                  Section 1.3 Waiver of Notice.

                  The Company hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Company hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                  Section 1.4 No Impairment.

                  The obligations, covenants, agreements and duties of the Company under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                           (a)      the extension of time for the payment by the
Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

                           (b)      any failure, omission, delay or lack of
diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

                           (c)      the voluntary or involuntary liquidation,
dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Company with respect to the happening of any of the foregoing.

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                  Section 1.5 Enforcement.

                  A Beneficiary may enforce this Agreement directly against the Company and the Company waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Company.

                  Section 1.6 Subrogation.

                  The Company shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by the Company under this Agreement; provided, however, that the Company shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                  Section 2.1. Binding Effect.

                  All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Beneficiaries.

                  Section 2.2. Amendment.

                  So long as there remains any Beneficiary or any Trust Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Trust Preferred Securities.

                  Section 2.3. Notices.

                  Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor, by facsimile transmission (confirmed by mail), or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed):

                  EASY GARDENER PRODUCTS TRUST I
                  3022 Franklin Avenue
                  Waco, Texas 76702-1025
                  Facsimile No.: (254) 753-5372
                  Attention: _____________

                  EASY GARDENER PRODUCTS, LTD.
                  3022 Franklin Avenue
                  Waco, Texas  76702-1025
                  Facsimile No.: (254) 753-5372
                  Attention: _____________

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                  Section 2.4. Choice of Law.

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES).

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                  This Agreement is executed as of the day and year first above written.

                                   EASY GARDENER PRODUCTS, LTD.
                                   By: EG PRODUCTS MANAGEMENT, L.L.C.,
                                         general partner

                                   By: /S/ Richard M. Grandy
                                      ----------------------
                                   Name: Richard M. Grandy
                                   Title: Manager/Organizer

                                   EASY GARDENER PRODUCTS TRUST I

                                   By: /S/ Richard M. Grandy
                                      ----------------------
                                   Name: Richard M. Grandy
                                   Title: not in his or her individual capacity
                                          but solely as Administrative Trustee

        [SIGNATURE PAGE TO AMENDED AND RESTATED AGREEMENT AS TO EXPENSES
                                AND LIABILITIES]

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